SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference the 25th day of July, 2007.

AMONG:

PENDANA LIMITED, a corporation formed under the laws of the British Virgin Islands with offices at Palm Grove House, P.O. Box 438, Road Town, Tortola, BVI

(the "Vendor")

AND:

DYNAMOTIVE ENERGY SYSTEMS CORPORATION, a corporation duly incorporated under the laws of Canada and having offices at 1700 West 75th Avenue, Vancouver, British Columbia V6P 6G2

(the "Purchaser")

WHEREAS:

(A) The Vendor is the beneficial owner of 490,000 shares (the Shares") representing 49% of Dynamotive Biomass Resources Corporation, a private company incorporated under the laws of British Columbia, Canada (the "Company");

(B) The Vendor has agreed to sell the Shares to the Purchaser on the Closing Date as provided herein;

THEREFORE for and in consideration of the premises, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement:

(a) "**Closing**" means the completion of the purchase and sale of the Shares contemplated in this Agreement in accordance with its terms and conditions;

(b) "**Closing Date**" means July [25], 2007, or such other date as the parties hereto may agree in writing;

(c) "**Company**" means Dynamotive Biomass Resources Corporation;

(d) "**Encumbrance**" means any mortgage, debenture, charge, hypothecation, pledge, lien, or other security or third party interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by laws, statutory or otherwise that secures the payment of any indebtedness or the performance of any obligation or creates in favour of or grants to any person any proprietary right;

(e) "**Environmental Laws**" includes all national, state or provincial , municipal or local statutes, regulations, by-laws, guidelines, policies or rules, and orders of any governmental authority and the common law, relating in whole or in part to the environment and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance;

(f) "**Governmental Authority**" means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government;

(g) "**Hazardous Substances**" means, collectively, any contaminant, toxic substance, dangerous good or pollutant or any other substance not occurring naturally which when released to the natural environment is likely to cause, at some immediate or future time, harm or degradation to the environment or risk to human health;

(h) "***Income Tax Act***" means the (Canadian) Income Tax Act, R.S.C. 1985, Chapter 1 (5th Supp.) as amended;

(i) "**Lien**" means any mortgage, hypothec, prior claim, lien, security interest, lease, option, right of third parties or other charge or encumbrance, including the lien or retained lien of a conditional vendor or any other encumbrance on title to property;

(j) "**Losses**" means, in respect of any matter, all claims, demands, losses, damages, liabilities, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising as a consequence of that matter, including any reduction in the value of the Shares resulting from a misrepresentation or breach of warranty or covenant or other obligation but excluding consequential and punitive damages;

(k) "**Parties**" means collectively, the Vendor and the Purchaser, and "**Party**" means any of them;

(l) "**DynaMotive Shares**" means a total of 2,000,000 common shares without par value in the capital of the Purchaser having an agreed value of US$1.00 per share to be issued to the Vendor as consideration for sale of the Shares;

(m) "**Purchaser**" means Dynamotive Energy Systems Corporation;

(n) "**Vendor**" means Pendana Limited;

(o) any other term defined within the text of this Agreement has the meaning so ascribed.

2. REPRESENTATIONS AND WARRANTIES

2.1 The Vendor warrants, represents and covenants to and with the Purchaser that:

(a) the Vendor is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the power, authority and capacity to incur the obligations of the Vendor created by this Agreement and to carry out its terms;

(b) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Vendor, including the approval of its shareholders, and this Agreement constitutes a legal, valid and binding obligation of the Vendor in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(c) neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Vendor or any of its Subsidiaries is subject or constitute or result in a default under any agreement, contract or commitment to which the Vendor or any of its subsidiaries is a party;

(d) the Vendor is a non-resident of Canada within the meaning of the *Income Tax Act*;

(e) the Vendor is the registered and beneficial owner of the Shares, free and clear of all Liens and all Encumbrances and the Vendor has the complete and exclusive right and authority to sell, transfer, assign and deliver the Shares to the Purchaser free and clear of any Liens or Encumbrances;

(f) the Vendor reasonably believes that the Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company;

(g) the Vendor reasonably believes that the Shares represent 49% all of the issued and outstanding shares of the Company and no other shares are reserved for issuance pursuant to any option, warrant, or similar debt or equitable convertible security;

(h) the Vendor reasonably believes that no person has any agreement, right, option or privilege, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, right or option over the Shares;

(i) the Vendor reasonably believes that Schedule A represents the current project opportunities of the Company;

(j) the Vendor has no reason to believe that the financial information in Schedule B does not represent the financial condition of the Company;

(k) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i) conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of the Vendor;

(ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Vendor is subject, or constitute or result in a default under any agreement, contract or commitment involving or to which the Vendor is a party;

(iii) give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any agreement, contract, or commitment to which the Company is a party;

(iv) give to any government or Governmental Authority, including any governmental department, commission, bureau, board, or administrative agency any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to the Company and which is necessary or desirable in connection with the conduct and operation of its business and the ownership or use of or its assets; and

(l) The Vendor understands that the DynaMotive Shares shall bear a restrictive legend restricting their transfer within Canada for a four months period from closing and further that the DynaMotive Shares may not be resold in the United States or through the OTC Bulletin Board for a one year period from Closing.

2.2 The Purchaser warrants and represents to the Vendor that:

(a) the Purchaser is not a non-resident of Canada within the meaning of Section 116 of the *Income Tax Act*;

(b) the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia, Canada and has the power, authority, capacity to carry on its business presently conducted by it and capacity to incur the obligations of the Purchaser created by this Agreement and to carry out its terms;

(c) the Purchaser is in good standing under applicable laws and to its belief Schedule A describes the current project opportunities of the Company;

(d) the board of directors of the Purchaser has approved the issuance of the DynaMotive Shares to the Vendor;

(e) the Purchaser reasonably believes that the DynaMotive Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of the Purchaser;

(f) the Purchaser reasonably believes that Schedule A represents the current project opportunities of the Company;

(g) the Purchaser reasonably believes that the financial information in Schedule B is a fair summary of the financial condition of the Company;

(h) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i) conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of the Purchaser;

(ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Purchaser is subject, or constitute or result in a default under any agreement, contract or commitment involving or to which the Purchaser is a party;

(iii) give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any agreement, contract, or commitment to which the Purchaser is a party;

(iv) give to any government or Governmental Authority, including any governmental department, commission, bureau, board, or administrative agency any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to the Purchaser and which is necessary or desirable in connection with the conduct and operation of its business and the ownership or use of or its assets;

(i) the publicly available information about the Purchaser as filed at www. SEDAR.com constitutes true and complete disclosure record of the material facts pertaining to the Purchaser; and

(j) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

3. PURCHASE AND SALE

3.1 On the basis of the warranties and representations set forth in §2 of this Agreement and subject to the terms and conditions of this Agreement, the Purchaser agrees to buy from the Vendor and the Vendor agrees to sell and transfer to the Purchaser, the Vendor's Shares on the Closing Date, and the Purchaser agrees to allot and issue the DynaMotive Shares to the Vendor as consideration therefore.

4. CONDITIONS

4.1 The obligations of the Purchaser to carry out the terms of this Agreement and to complete the purchase set out under §3.1 hereof is subject to the condition that on the Closing Date the representations and warranties of the Vendor as set forth in §2.1 of this Agreement are true in every particular as if such warranties and representations had been made by the Vendor on the Closing Date;

4.2 The condition set forth in §4.1 of this Agreement is for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser in writing on or before the Closing Date, but save as so waived, the completion of the purchase set out under §3.1 hereof by the Purchaser will not prejudice or affect in any way the rights of the Purchaser in respect of the representations and warranties of the Vendor as set forth in §2.1 of this Agreement, which will survive the Closing Date for a 24 month period after the Closing Date.

4.3 The obligation of the Vendor to carry out the terms of this Agreement and to complete the sale set out under §3.1 hereof is subject to the condition that on the Closing Date the representations and warranties of the Purchaser as set forth in §2.2 of this Agreement are true in every particular as if such warranties and representations have been made by the Purchaser on the Closing Date.

4.4 The conditions set forth in §4.3 of this Agreement are for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor in writing on or before the Closing Date, but save as so waived, the completion of the purchase set out under §3.1 hereof by the Vendor will not prejudice or affect in any way the rights of the Vendor in respect of the representations and warranties of the Purchaser as set forth in §2.2 of this Agreement, which will survive the Closing Date for a 24 month period after the Closing Date.

5. CLOSING

5.1 The Closing will take place on the Closing Date by physical exchange of the documents contemplated herein at the offices of the solicitors for the Purchaser at 1500- 1055 West Georgia Street, Vancouver, BC on the Closing Date, or on such other date and in such other manner as the parties may agree in writing.

5.2 The Vendor shall deliver to the Purchaser on or prior to the Closing Date the following:

(a) a directors' resolution of the directors of the Vendor and a shareholders' resolution of the Vendor's shareholder(s) authorizing the execution of this Agreement; and

(b) original certificate(s) representing the Shares endorsed for transfer into the name of the Purchaser.

5.3 The Purchaser shall deliver to the Vendor on or prior to the Closing Date:

(a) one original certificate representing the DynaMotive Shares registered in the name of the Vendor; and

(b) a copy of a directors resolution of the Purchaser authorizing the execution of this Agreement and the issuance of the DynaMotive Shares;

6. CONFIDENTIALITY

6.1 During the period before the Closing Date, the Purchaser and the Vendor will use their best efforts to prevent public disclosure or knowledge of the transaction contemplated hereby, without the prior approval of the other, and will maintain the confidentiality of the negotiations regarding such transaction. The foregoing will not restrict or otherwise affect the right of the Purchaser or the Vendor to make or permit any disclosure:

(a) which, in its opinion, is reasonably necessary or desirable for it to carry out and give full effect to the terms, provisions and intent hereof and the transaction contemplated hereby;

(b) to consultants, legal advisors, financial institutions, business associates and other provided such disclosure is not intended for broad dissemination to the public;

(c) which the legal advisors for either Party advise is required or advisable to ensure compliance with applicable securities laws and regulations;

(d) as may be otherwise required by law.

7. SURVIVAL OF OBLIGATIONS

7.1 Except as otherwise specifically provided herein, the obligations of the parties arising from this Agreement will not merge on the Closing Date.

8. ENUREMENT

8.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and permitted assigns.

9. GENERAL PROVISIONS

9.1 Time is of the essence of this Agreement.

9.2 The parties covenant and agree to execute and deliver all such further documents and instruments and to do all acts and things as may be necessary or desirable to carry out the full intent and meaning of this Agreement and to ensure delivery of the Vendor's Shares to the Purchaser and to effect the issuance of the Purchase Shares to the Vendor.

9.3 This Agreement may be executed in several counterparts and by facsimile transmission, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement on the 25 day of JULY, 2007.

PENDANA LIMITED

Per: ______________________
Authorized Signatory

Director/Authorised Signatory
GFT Directors Limited
Corporate Director

Director/Authorised Signatory
Finistere Directors Limited
Corporate Director

DYNAMOTIVE ENERGY SYSTEMS CORPORATION

Per: /s/ R Andrew Kingston
Authorized Signatory

SCHEDULE A

COMPANY'S PROJECT OPPORTUNITIES

1. Canada: Nova Scotia - Company and E&R Langille Ltd. have identified and secured 200 tpd with an option to a further 300 tpd in what could be a facility that would produce the equivalent of 1100 BOE. The project is under development at this time and an engineering project development report ("PDR") has been completed.

2. Canada: British Columbia - Pine Beetle. Dynamotive in conjunction with First Nations Communities, Mitsubishi Canada Limited and Leading Edge BC has over the past two years furthered the case for the development of a large pool of bio mass to be allocated for the production of BioOil as means of utilizing Pine Beetle kill lumber residue.

3. Canada: Saskatchewan: - Company has identified large pools of biomass that are more or less stranded due to their remote locations. Landfilled biomass and new biomass production from existing forestry operations can be accessed to replicate the British Columbia opportunity.

4. Brazil: - Company and Grupo Cosan have been working since 1999 in the developmen1 of BioOil production from sugar cane bagasse. BioOil production has been demonstrated successfully. In addition project development models have been completed as well as detailed engineering analysis, technical and economic feasibility studies.

5. Ukraine: - Company and Rika Ltd. have secured 8,700 hectares of arable land that will be applied for the production of woody energy crops; it is estimated that once in production a hectare would yield 30 tomes of bio mass, which is enough to support 800 tpd of capacity or (1920 BOE per day).

6. Bulgaria: - 400 tonnes per day project defined.

7. Argentina: - Dynamotive Latinoamericana is working on a project to install up to 6 plants in the Corrientes Province. The project involves construction of the first two plants in Gdor. Virasoro to produce up to 14 MWh of electricity and one plant in Santa Rosa to produce up to 7 MWh. The electricity from these plants will be delivered to the local grids. The next three plants will produce BioOil to be commercialized at local and international markets.

8. Latvia: - Rika Biofuels Project

SCHEDULE B

Dynamotive Biomass Resource Corporation

Balance Sheet

As at June 30, 2007

	CAD$	Exch	*US$* 1.0634
ASSETS			
CURRENT			
Cash and term deposits	$1,483,558	Spot	$1,395,108
Accounts receivable	350,922	Spot	$330,000
Total Current Assets	***1,834,480***		***1,725,108***
Total Assets	***1,834,480***		***1,725,108***
LIABILITIES AND SHAREHOLDERS' EQUITY			
CURRENT			
Amount due to Dynamotive Energy Systems Corp	$64,796	Spot	$60,933
Total Current Liabilities	***64,796***		***60,933***
Long-Term Debts	1,106,700	Spot	$1,040,718
Total Long Term Liabilities	***1,106,700***		***1,040,718***
Total Liabilities	***1,171,496***		***1,101,651***
Shareholders' Equity			
Share Capital	4,057,144	Historical	3,561,225
Total deficit	(3,394,160)	Historical	(2,937,768)
Total Shareholders' Equity	***662,984***		***623,457***
Total Liabilities and Shareholders' Equity	***1,834,480***		***1,725,108***
	0		0

Dynamotive Biomass Resource Corporation
Income Statement
For the Six Months Ended June 30, 2007

	CAD $	Avg	*US$* 1.1346
Gross (Loss) profit	$0		$0
Expenses:			
Interest expense	24,701	Avg	21,771
Travel expense	251	Avg	221
Overhead expenses from DESC - Estimated Q1&Q2/07	132,978	Avg	117,203
Professional fees	208	Avg	183
Office supplies, tel, and insurance	46	Avg	41
Exchange difference	107,258	Adjust	40,798
Total Expenses	265,442		180,216
Gain (Loss) for the period	(265,442)		(180,216)
Other revenue and expense:			
Interest & other income	37,158	Avg	32,750
Net gain (loss) for the year	***(228,284)***		***(147,466)***
Deficit, beginning of period	***(3,165,876)***	Historical	***(2,790,301)***
Deficit, end of year	***($3,394,160)***		***($2,937,768)***

PENDANA LIMITED

RESOLUTIONS OF THE DIRECTORS OF THE COMPANY IN ACCORDANCE WITH THE COMPANY'S ARTICLES OF ASSOCIATION

DATED 25 JULY 2007

DIRECTORS INTERESTS

Each director by its execution of these resolutions confirms that it has no interest in the Transaction or the Documents (each as defined below) by reason of a financial interest or relationship with any other parties to the Transaction or the Documents or otherwise.

SALE OF SHARES – DYNAMOTIVE BIOMASS RESOURCE CORPORATION

IT IS NOTED that the Directors of the Company had been asked to consider selling its holding of 490,000 shares in Dynamotive Biomass Resource Corporation ("DBRC") to Dynamotive Energy Systems Corporation ("DESC") for 2,000,000 shares in DESC priced at $1.00 per share.

IT IS FURTHER NOTED that a Share Exchange Agreement had been forwarded in this regard.

IT IS RESOLVED that the Company proceed with the sale of 490,000 shares in DBRC to DESC and that Tracey Walker, a Director of GFT Directors Limited, corporate director and Ciara Gurney, a Director of Finistere Directors Limited, corporate director be authorised to sign the Share Exchange Agreement and any other documentation on behalf of the Company in connection with this transaction.

....
Tracey Walker, Director of
GFT Directors Limited, corporate director

....
Ciara Gurney, Director of
Finistere Directors Limited, corporate director

KR/tdw/grb/102154

INVESTEC TRUST (GUERNSEY) LIMITED
AS TRUSTEE OF THE TCHENGUIZ FAMILY TRUST ("the Trust")

TRUSTEE RESOLUTIONS

DATED 25 JULY 2007

INVESTMENT RECOMMENDATION

IT IS NOTED that the Trustee has received a letter of recommendation from Consensus Business Group Limited, Investment Advisors to the Trust, asking the Trustees to consider the sale of 490,000 shares in Dynamotive Biomass Resource Corporation (currently held by Pendana Limited which is ultimately owned 100% by Investec Trust (Guernsey) Limited as Trustee of The Tchenguiz Family Trust), to Dynamotive Energy Systems Corporation ("DESC") in exchange for 2,000,000 shares of DESC priced at $1.00 each.

IT IS FURTHER NOTED that the Trustees had confirmed with Consensus Business Group that there had been no change in the value of the shares since purchased.

IT IS RESOLVED that:

1. pursuant to clause Clause 1.1 of the First Schedule of the Trust Deed dated 25.10.1988 as amended by clause 2.12 of the Deed of Appointment dated 8th June 2004, the Trustee authorise Pendana Limited to sell its holding of 490,000 shares in Dynamotive Biomass Resource Corporation to DESC.

Ciara Gurney
Authorised Signatory

Tracey Walker
Authorised Signatory

Ref: TW/2095

NUMBER OF SHARES 490,000
CERTIFICATE NUMBER C2
CLASS Common
PAR VALUE Without
DATE OF ISSUE September 22, 2006

COMPANY DYNAMOTIVE BIOMASS RESOURCE CORPORATION

REGISTERED HOLDER
Pendana Limited BVI

TRANSFER / ALLOTMENT FROM
490,000 from Treasury

CERTIFICATE RECEIVED
DATE ________________, 20

SIGNATURE

CERTIFICATE NUMBER
C2

A BRITISH COLUMBIA COMPANY

CLASS
Common

PAR VALUE
Without

DATE OF ISSUE
September 22, 2006

NUMBER OF SHARES
490,000

TRANSFER OF THESE SHARES IS RESTRICTED

DYNAMOTIVE BIOMASS RESOURCE CORPORATION

THIS CERTIFIES THAT **PENDANA LIMITED BVI**

is the registered holder of the number and class of shares described hereon, such shares being fully paid up and non-assessable in the Company and, subject to the Articles of the Company, transferable on the books of the Company by the registered holder in person, or by Attorney duly authorized in writing, upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF the Company has caused this Certificate to be signed by its duly authorized officer(s) and, where required, to be sealed with its common seal, on the date of issue.

Director

(Title)

For valuable consideration received, the undersigned hereby sells, assigns and transfers to

____

(Transferee)

____

(number and class of shares)

share(s) in the Company represented by the within Certificate, to hold unto the Transferee, and the heirs, executors, legal representatives, administrators, successors and assigns of the Transferee, subject to the Articles of the Company.

DATE ______________________________________

SIGNATURE _________________________________

WITNESS ___________________________________